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                                                                   EXHIBIT 99.1


                         CONTACT:   Investor:
                                    Cynthia T. Gordon
                                    Senior Director, Investor Relations
                                    (972) 580-5047

                                    Media:
                                    Mary Forte
                                    Executive Vice President and
                                    Chief Administrative Officer
                                    (972) 580-4810



              ZALE AUTHORIZES $50 MILLION STOCK REPURCHASE PROGRAM

         DALLAS, Texas, July 18, 2000; Zale Corporation (NYSE: ZLC), the largest specialty retailer of fine jewelry in North America, today announced that its Board of Directors has approved a $50 million stock repurchase program beginning with the Company's fiscal year commencing August 1, 2000.

         Under the program, the Company, from time to time at the discretion of management and the Board of Directors and in accordance with the Company's usual policies and applicable securities laws, may purchase up to an aggregate of $50 million of Zale Corporation common stock on the open market through July 31, 2001. This marks the Company's fourth such repurchase plan in as many years. The most recent, a $50 million program authorized in September 1999, was completed in April 2000.

         "This decision illustrates the confidence we have in our business and our long term growth strategy," said Robert J. DiNicola, Chairman of the Board. "The authorization of another stock repurchase program combined with the cash provided by the sale of our receivables portfolio gives us even greater flexibility to create value for our stockholders."


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         Zale Corporation operates approximately 1,360 specialty retail jewelry stores located throughout the United States, Canada, Puerto Rico, and online, including Zales Jewelers, Zales Outlet, Zale.com at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers and Peoples Jewellers. Additional information on Zale Corporation and its operations is available on the Internet at www.zalecorp.com.



This release includes forward-looking statements, including the implicit expectation that the Company will repurchase shares of its common stock, that are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the following: the availability of funds with which to repurchase the shares; the possibility that shares will not be available for repurchase at desired prices; the possibility that the Company's future performance may require the share repurchase program to be suspended or discontinued; the possibility that the Company might not, because of its possession of non-public information or otherwise, be able to repurchase shares at the most opportune time; and the risk factors listed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to, its Annual Reports on Form 10-K. Actual results may differ materially from those anticipated in such forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein may not be realized.